As filed with the Securities and Exchange Commission on May 23, 2006
                                                 Registration No. 333-__________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3
                             ______________________

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                        FRANKLIN STREET PROPERTIES CORP.
             (Exact Name of Registrant as Specified in Its Charter)
                             ______________________

                                    Maryland
         (State or Other Jurisdiction of Incorporation or Organization)

                                   04-3578653
                     (I.R.S. Employer Identification Number)
                             ______________________

                         401 Edgewater Place, Suite 200
                               Wakefield, MA 01880
                                 (781) 557-1300
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ______________________

                                George J. Carter
                      President and Chief Executive Officer
                        Franklin Street Properties Corp.
                         401 Edgewater Place, Suite 200
                               Wakefield, MA 01880
                                 (781) 557-1300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ______________________

                                   Copies to:

                             Kenneth A. Hoxsie, Esq.
                              James R. Burke, Esq.
                    Wilmer Cutler Pickering Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

   If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |X|

   If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

                             ______________________

                         CALCULATION OF REGISTRATION FEE

=============================================================================================
                                                                 Proposed
                                                 Proposed        Maximum
                                                 Maximum         Aggregate      Amount Of
 Title Of Each Class Of        Amount to be   Offering Price     Offering      Registration
 Securities To Be Registered    Registered       Per Unit         Price            Fee
---------------------------------------------------------------------------------------------
 Common stock, $0.0001 par
 value per share ........          (1)             (1)             (1)             (2)
=============================================================================================

(1) Omitted pursuant to Form S-3 General Instruction II.E. Such indeterminate number or amount of common stock is being registered as may from time to time be offered at indeterminate prices.

(2) The registrant is deferring payment of the amount of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933.

                        FRANKLIN STREET PROPERTIES CORP.

                                  Common Stock
                             ______________________

      The shares of common stock, $0.0001 par value per share, of Franklin Street Properties Corp., or FSP Corp., covered by this prospectus may be offered and sold from time to time by FSP Corp. or certain selling stockholders of FSP Corp.

      This prospectus describes some of the general terms that may apply to sales of our common stock. We will describe the specific terms of any sale of our common stock, including the offering price of the shares, the names of any selling stockholders and the amounts of any shares of our common stock being offered or sold hereunder, in a supplement to this prospectus. This prospectus may not be used to offer or sell any shares of our common stock unless accompanied by a prospectus supplement.

      Our common stock is listed on the American Stock Exchange (AMEX) and trades under the symbol "FSP."

      We may, and any selling stockholder may, offer and sell shares of our common stock independently or together to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any shares of our common stock, the applicable prospectus supplement will set forth any commissions or discounts. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

      The last sale price of our common stock on the AMEX on May 22, 2006 was $21.00 per share.

      Investing in these securities involves risks. See "Risk Factors" on page 2 of this prospectus, in the documents incorporated by reference herein and in any prospectus supplement.

                             ______________________

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ______________________

                         Prospectus dated May 23, 2006.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................1
ABOUT FRANKLIN STREET PROPERTIES CORP..........................................1
RISK FACTORS...................................................................2
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.............................2
AVAILABLE INFORMATION..........................................................2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............................3
DESCRIPTION OF CAPITAL STOCK...................................................3
USE OF PROCEEDS................................................................4
SELLING STOCKHOLDERS...........................................................4
PLAN OF DISTRIBUTION...........................................................5
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.......................7
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................19

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, or SEC. Under this shelf registration statement, we or certain selling stockholders may, from time to time, sell our common stock in one or more offerings.

      This prospectus describes the general manner in which our common stock may be offered by this prospectus. We will provide a prospectus supplement that will contain specific information about the terms of an offering. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

      This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock being registered hereby, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

                     ABOUT FRANKLIN STREET PROPERTIES CORP.

      Franklin Street Properties Corp., or FSP Corp., is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust for federal income tax purposes. We believe we have qualified as a real estate investment trust, or REIT, for United States federal income tax purposes since January 2002. We have been a reporting company under the Securities Exchange Act of 1934 since 2001, and our common stock began trading on the American Stock Exchange, or AMEX, on June 2, 2005. We operate in two business segments and have two principal sources of revenue:

      o Real estate operations, including real estate leasing, interim acquisition financing and development and asset/property management, which generate rental income, loan origination fees, and development and management fees, respectively.

      o Investment banking/investment services, which generate brokerage commissions and other fees related to the organization of single-purpose entities that own real estate, which we refer to as sponsored REITs.

      Our principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of our principal executive office is (781) 557-1300. Our website address is www.franklinstreetproperties.com.

      For additional information about FSP Corp. and our business, see "Available Information", below.

      We use the terms "FSP Corp.", the "company", "we", "us" and "our" in this prospectus to refer to the business of Franklin Street Properties Corp. and its subsidiaries unless otherwise noted.

                                  RISK FACTORS

      An investment in our common stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the Securities and Exchange Commission, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, before you decide to invest in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus, any prospectus supplement, and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes", "anticipates", "plans", "expects", "may", "will", "intends", "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in sponsored REITs, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements we make.

                              AVAILABLE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other reports with the SEC. You may inspect a copy of the registration statement and all other reports that we file with the SEC without charge at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC's Public Reference Room at the SEC's principal office, 100 F Street, N.E., Washington, D.C. 20549.

      You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at www.sec.gov. In addition, you may obtain copies of our SEC filings on our website at www.franklinstreetproperties.com.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the sale of all the shares covered by this prospectus.

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 24, 2006;
      o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 8, 2006;
      o Our Current Report on Form 8-K, dated February 3, 2006 and filed with the SEC on February 8, 2006;
      o Our Current Report on Form 8-K, dated March 15, 2006 and filed with the SEC on March 16, 2006;
      o Our Current Report on Form 8-K, dated April 30, 2006 and filed with the SEC on May 4, 2006;
      o Our Current Report on Form 8-K, dated May 12, 2006 and filed with the SEC on May 15, 2006;
      o Our Current Report on Form 8-K, dated May 22, 2006 and filed with the SEC on May 22, 2006;
      o The description of our common stock contained in our Form 8-A, filed with the SEC on April 5, 2005; and
      o All of our filings pursuant to the Securities Exchange Act of 1934 on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of this offering.

      A statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request, orally or in writing, a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                        Franklin Street Properties Corp.
                         401 Edgewater Place, Suite 200
                               Wakefield, MA 01880
                                 (781) 557-1300
                          Attention: Investor Relations


                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

      Each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. Holders of shares of our common stock have no conversion, sinking fund or preemptive rights to subscribe for any securities of the Registrant. Shares of our common stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights.

      Currently, no shares of our preferred stock are issued or outstanding. Our Board of Directors may authorize from time to time, without further action by our stockholders, the issuance of shares of preferred stock in one or more separately designated classes. The Board may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of each class of our preferred stock.

      In order for us to maintain our qualification as a REIT, among other things, not more than 50% in value of our outstanding shares of common stock may be owned, directly or indirectly, by five or fewer individuals. Our Articles of Incorporation provide that holders of our common stock and preferred stock, collectively, cannot beneficially or constructively own more than 9.8% of the number of shares or value of our outstanding equity securities and that no stockholder will be able to transfer or acquire shares that would result in our outstanding equity shares being beneficially owned by fewer than 100 persons. Our Articles of Incorporation also provide that on an annual basis we will use our best efforts to redeem any shares of our common stock from holders who desire to sell them. The purchase price paid by us will be 90% of the fair market value of the shares purchased, as determined by our Board of Directors in its sole and absolute discretion after consultation with an adviser selected by our Board. We have no obligation to redeem shares of our common stock during any period that our common stock is listed for trading on a national securities exchange.

      The above is a summary and does not purport to be complete and is qualified by our Articles of Incorporation, which were filed as an exhibit to our Form 8-A, filed with the SEC on April 5, 2005, and our Bylaws, which were filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on May 15, 2006.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement or other offering material, we anticipate that we will use the net proceeds from the sale of our common stock by us for general corporate purposes. Unless otherwise set forth in a prospectus supplement, to the extent any shares of our common stock registered under this registration statement are for the account of selling stockholders, we will not receive any of the proceeds of the sale of such shares by such stockholders.

                              SELLING STOCKHOLDERS

      We may register shares of our common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of its shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of our common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. A prospectus supplement for any selling stockholders will name the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of our common stock being sold by such selling stockholder.

                              PLAN OF DISTRIBUTION

      We may sell shares of our common stock, and any selling stockholder may sell shares of our common stock, in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us or any selling stockholders to purchasers, including through a specific bidding, auction or other process; (5) by an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; or (6) through a combination of any of these methods of sale. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of our common stock underwritten or purchased by them, the initial public offering price of our common stock, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any selling stockholders, dealers and agents participating in the distribution of our common stock may be deemed to be underwriters, and compensation received by them on resale of our common stock may be deemed to be underwriting discounts and commissions. Additionally, because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

      Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

      Shares of our common stock may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

      Offers to purchase shares of our common stock may be solicited directly by us or any selling stockholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares of our common stock so offered and sold.

      If underwriters are utilized in the sale of any shares of our common stock in respect of which this prospectus is being delivered, such shares of our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Shares of our common stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of shares of our common stock, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such shares of our common stock if any are purchased.

      If a dealer is utilized in the sale of shares of our common stock in respect of which this prospectus is delivered, we will sell such shares of our common stock, and any selling stockholder will sell shares of our common stock, to the dealer, as principal. The dealer may then resell such shares of our common stock to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the shares of our common stock so offered and sold. In addition, any selling stockholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

      Offers to purchase shares of our common stock may be solicited directly by us or any selling stockholder and the sale thereof may be made by us or any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

      Any selling stockholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the shares of our common stock are covered by the registration statement of which this prospectus forms a part.

      If so indicated in the applicable prospectus supplement, we or any selling stockholder may authorize agents and underwriters to solicit offers by certain institutions to purchase shares of our common stock from us or any selling stockholder at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

      Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling stockholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of our common stock owned by any selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

      We or any selling stockholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, that third parties may sell shares of our common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into or exchangeable for or represents beneficial interests in such shares of our common stock, or the return of which is derived in whole or in part from the value of such shares of our common stock. If so, the third party may use securities received under those sale, forward sale or derivative arrangements or shares of our common stock pledged by us or any selling stockholder or borrowed from us, any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of our common stock received from us or any selling stockholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

      Additionally, any selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling stockholder. Any selling stockholder also may sell shares short and redeliver shares to close out such short positions. Any selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our common stock or the selling stockholder's shares of our common stock or in connection with the offering of other shares of our common stock not covered by this prospectus.

      Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling stockholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling stockholder may arrange for other broker-dealers to participate in the resales.

      Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling stockholder and our respective subsidiaries in the ordinary course of business.

      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying shares of our common stock so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the shares of our common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares of our common stock originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the shares of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the American Stock Exchange, in the over-the-counter market or otherwise.

      The place and time of delivery for shares of our common stock will be set forth in the accompanying prospectus supplement for such shares of our common stock.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general summary of the material United States federal income tax considerations associated with the ownership and disposition of our common stock. The following summary is not exhaustive of all possible tax considerations. Moreover, the summary contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal tax circumstances, or to certain types of stockholders subject to special treatment under federal income tax laws, including insurance companies, tax-exempt organizations (except to the extent discussed below under the heading "Taxation of Tax-Exempt Stockholders"), financial institutions, broker-dealers, and foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed below under the heading "Taxation of Non-U.S. Stockholders").

      We have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the tax code. Generally, a company that meets the eligibility requirements for treatment as a real estate investment trust and that elects to be so treated is not subject to federal income tax on the income it distributes to its stockholders. We believe that we are organized and have operated in a manner so as to meet these eligibility requirements; however, there can be no assurance that we have qualified or will remain qualified as a REIT. Our counsel, Wilmer Cutler Pickering Hale and Dorr LLP, has rendered its opinion, based upon various assumptions specified therein and upon our representations, that we have been organized and operated in conformity with the requirements for qualification as a real estate investment trust for each taxable year beginning with our taxable year ending December 31, 2002 and that our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust. Qualification as a REIT, however, depends upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements (discussed in greater detail below) relating to, among other things, the sources of our income, the nature of our assets, the level of our distributions and the diversity of our share ownership. Wilmer Cutler Pickering Hale and Dorr LLP has not reviewed and will not review these results on an independent or ongoing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the tax code for any particular taxable year.

      The statements in this summary are, and the opinion of Wilmer Cutler Pickering Hale and Dorr LLP is, based on the provisions of the tax code, applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings all as in effect on the date rendered. Neither the statements below nor the opinion is binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, possibly adversely.

      EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER OF THE OWNERSHIP AND DISPOSITION OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, AS WELL AS POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

                        Tax Consequences of REIT Election

      Introduction. We have elected under Section 856 of the tax code to be taxed as a real estate investment trust. Subject to the risks described above, we intend to continue to be taxed as a REIT.

                              Taxation of FSP Corp.

      General. If we continue to qualify as a real estate investment trust, we generally will not be subject to federal corporate income taxes on our net income to the extent that the income is currently distributed to our stockholders. The benefit of this tax treatment is that it substantially eliminates the "double taxation" resulting from the taxation at both the corporate and stockholder levels that generally results from owning stock in a corporation. Accordingly, our income generally will be subject to taxation solely at the stockholder level upon a distribution by us. We will, however, be required to pay certain federal income taxes, including in the following circumstances:

      o We will be subject to federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which such income is earned.
      o We will be subject to the "alternative minimum tax" with respect to our undistributed alternative minimum taxable income.
      o We will be subject to a 100% tax on net income from certain sales or other dispositions of property that we hold primarily for sale to customers in the ordinary course of business, also known as "prohibited transactions".
      o If we fail to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualify as a real estate investment trust, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect our profitability.
      o If we fail to satisfy the securities asset test, described below, and such failure exceeds a de minimis threshold, then we must dispose of the non-qualifying securities and we will be subject to a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the income generated by the non-qualifying securities for the period beginning with the first date of the failure and ending on the date that we disposed of the securities.
      o If we fail to distribute during the calendar year at least the sum of (i) 85% of our real estate investment trust ordinary income for such year, (ii) 95% of our real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to our stockholders.

      o We may elect to retain and pay income tax on some or all of our long-term capital gain, as described below.
      o We may be subject to a 100% excise tax on transactions with any of our taxable REIT subsidiaries that are not conducted on an arm's-length basis.
      o If we fail to satisfy one or more of the other requirements for real estate investment trust qualification for reasonable cause and not due to willful neglect, then in order to avoid disqualification as a real estate investment trust, we would be required to pay a penalty of $50,000 for each such failure.

        Requirements for Qualification as a Real Estate Investment Trust

      Introduction. In order to qualify as a real estate investment trust for federal income tax purposes a REIT must elect (or have elected, and have not revoked its election) to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, (i) the sources of its income, (ii) the nature of its assets, (iii) the amount of its distributions, and (iv) the ownership of its stock. We have elected to be treated as a REIT and have endeavored, and we will continue to endeavor, to satisfy the tests for REIT qualification.

      A real estate investment trust may own a "qualified REIT subsidiary." A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by a real estate investment trust, and for which subsidiary no election has been made to treat it as a "taxable REIT subsidiary" (as discussed below). A corporation that is a qualified REIT subsidiary is not treated as a corporation separate from its parent real estate investment trust for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction and credit of the parent real estate investment trust. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income deduction and credit.

      In the event that we become a partner in a partnership, we will be deemed to own a proportionate share (based upon our share of the capital of the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and income of the partnership so attributed to us will retain their same character as in the hands of the partnership for purposes of determining whether we satisfy the income and asset tests described below.

      A real estate investment trust may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income, as described below, if earned directly by the parent real estate investment trust. Both the subsidiary and the parent real estate investment trust must jointly elect to treat the subsidiary as a taxable REIT subsidiary. Overall, not more than 20% of the value of a REIT's assets may consist of securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at regular corporate rates on any income that it earns. There is a 100% excise tax imposed on certain transactions involving a taxable REIT subsidiary and its parent real estate investment trust that are not conducted on an arm's-length basis. An election has been made to treat FSP Investments LLC, a wholly owned subsidiary of ours, as a taxable REIT subsidiary. FSP Investments LLC pays corporate income tax on its taxable income and its after-tax net income will be available for distribution to us, generally as a dividend.

      Income Tests - General. We must satisfy annually two tests regarding the sources of our gross income in order to maintain our real estate investment trust status. First, at least 75% of our gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income, also known as the "75% gross income test". Qualifying income for purposes of the 75% gross income test generally includes:

            o     "rents from real property" (as described below);
            o interest from debt secured by mortgages on real property or on interests in real property;
            o dividends or other distributions on, and gain from the sale of, shares in other real estate investment trusts;
            o gain from the sale or other disposition of real property or mortgages on real property;
            o amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property; and
            o certain investment income attributable to temporary investment of capital that we raise.

      Second, at least 95% of our gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as dividends, other types of interest, and gain from the sale or disposition of stock or securities, also known as the "95% gross income test."

      Income Tests - Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property" if the following conditions are satisfied:

            o First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of its being based on a fixed percentage (or percentages) of sales or receipts.
            o Second, neither we nor any direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% (by vote or value) or more of the tenant from which we collect the rent.
            o Third, all of the rent received under a lease will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with the real property constitutes no more than 15% of the total rent received under the lease.
            o Finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered "primarily for the occupant's convenience." In addition, we may render, other than through an independent contractor, a de minimis amount of "non-customary" services to the tenants of a property as long as our income from such services does not exceed 1% of our gross income from the property.

      Although no assurances can be given that either of the gross income tests will be satisfied in any given year, we anticipate that our operations will allow us to meet both the 75% gross income test and the 95% gross income test. Such belief is premised in large part on our expectation that substantially all of the amounts that we receive with respect to our properties will qualify as "rents from real property." Stockholders should be aware, however, that there are a variety of circumstances, as described above, in which rent received from a tenant will not be treated as rents from real property.

      Income Tests - Failure to Satisfy Gross Income Tests. If we fail to satisfy either or both of the 75% or 95% gross income tests for taxable years beginning before October 22, 2004, we could nevertheless qualify as a real estate investment trust for that year if we are eligible for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

      o Our failure to meet the gross income test was due to reasonable cause and not due to willful neglect;

      o We attach a schedule of the sources of our income to our federal income tax return; and
      o Any incorrect information on the schedule is not due to fraud with intent to evade tax.

      Pursuant to the American Jobs Creation Act of 2004, or the 2004 Tax Act, if we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year beginning after October 22, 2004, the relief provisions generally will be available if:

      o Following our identification of the failure to meet the gross income test for any taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year filed in accordance with regulations to be prescribed by the Treasury Secretary; and
      o Our failure to meet the gross income test was due to reasonable cause and not due to willful neglect.

      It is not possible to state whether we would be entitled to the benefit of the above relief provisions in a particular circumstance that might arise in the future. Furthermore, as discussed above under "Taxation of FSP Corp. - General," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction that reflects our profitability.

      Asset Tests. We also must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year.

      o First, at least 75% of the value of our total assets must consist of cash or cash items (including receivables), government securities, "real estate assets," or qualifying temporary investments, also known as the "75% asset test";
      o Second, no more than 25% of the value of our total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test or of certain entities that qualify as taxable REIT subsidiaries, also known as the "25% asset test";
      o Third, of the investments included in the 25% asset test, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets, and we may not own 10% or more of the total combined voting power or 10% or more of the total value of the securities of any issuer, unless we and such issuer make an election to treat the issuer as a taxable REIT subsidiary or the issuer is a "disregarded entity" for federal income tax purposes or is itself a REIT (the "securities asset test"); and
      o Fourth, while we may own up to 100% of the stock of a corporation that elects to be treated as a taxable REIT subsidiary for federal income tax purposes, the total value of our stock ownership in one or more taxable REIT subsidiaries may not exceed 20% of the value of our gross assets.

      We intend to operate so that we will not acquire any assets that would cause us to violate any of the asset tests. If, however, we should fail to satisfy any of the asset tests at the end of a calendar quarter, we would not lose our real estate investment trust status if (1) we satisfied the asset tests at the end of the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we could still avoid disqualification as a real estate investment trust by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

      Pursuant to the 2004 Tax Act, for taxable years beginning after October 22, 2004, we may also be able to avoid disqualification as a real estate investment trust as a result of a failure of the securities asset test if:

      o Such failure is due to the ownership of assets the total value of which does not exceed the lesser of $10 million and 1% of the total value of our assets at the end of the quarter, which is referred to as the de minimis threshold, and we dispose of the assets in order to satisfy the securities asset test within six months after the last day of the quarter in which we identified the failure or such other time period prescribed by the Treasury Secretary and in the manner prescribed by the Treasury Secretary; or
      o In the case of a failure that involves the ownership of assets the total value of which exceeds the de minimis threshold, (1) we prepare a schedule that sets forth each asset that causes us to fail the securities asset test and file such schedule in accordance with regulations to be prescribed by the Treasury Secretary, (2) the failure to satisfy the securities asset test is due to reasonable cause and is not due to willful neglect, and (3) we pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset for the period beginning on the first date of the failure and ending on the date that we disposed of the asset.

      Distribution Requirements. Each taxable year, we must distribute dividends to our stockholders in an amount at least equal to:

      o 90% of our "real estate investment trust taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; and
      o     Certain items of noncash income.

      We must make such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular distribution date after such declaration. Further, if we fail to meet the 90% distribution requirement as a result of an adjustment to our tax returns by the Internal Revenue Service, we may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend (plus interest) to our stockholders.

      We will be subject to federal income tax on our taxable income, including net capital gain that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

      o 85% of our real estate investment trust ordinary income for such year;
      o 95% of our real estate investment trust capital gain income for such year; and
      o     Any of our undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount actually distributed. If we elect to retain and pay income tax on the net capital gain that we receive in a taxable year, we will be deemed to have distributed any such amount for the purposes of the 4% excise tax described in the preceding sentence.

      We intend to make distributions to holders of our common stock in a manner that will allow us to satisfy the distribution requirements described above. It is possible that, from time to time, our pre-distribution taxable income may exceed our cash flow and that we may have difficulty satisfying the distribution requirements. We intend to monitor closely the relationship between our pre-distribution taxable income and our cash flow and intend to borrow funds or liquidate assets in order to overcome any cash flow shortfalls if necessary to satisfy the distribution requirements imposed by the tax code. It is possible, although unlikely, that we may decide to terminate our real estate investment trust status as a result of any such cash shortfall. Such a termination would have adverse tax consequences to our stockholders. See "Taxation of FSP Corp. - General."

      Recordkeeping Requirements. We must maintain records of information specified in applicable Treasury Regulations in order to maintain our qualification as a real estate investment trust. In addition, in order to avoid monetary penalties, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these recordkeeping requirements.

      Ownership Requirements. For us to qualify as a real estate investment trust, shares of our stock must be held by a minimum of 100 persons for at least 335 days in each taxable year. Further, at no time during the second half of any taxable year may more than 50% of our shares be owned, actually or constructively, by five or fewer "individuals" (which term is defined for this purpose to include certain tax-exempt entities including pension trusts). Our common stock will be held by 100 or more persons. We intend to continue to comply with these ownership requirements. Also, our charter contains ownership and transfer restrictions designed to prevent violation of these requirements.

      Failure to Qualify. If we fail to satisfy all of the above requirements for any taxable year beginning before October 22, 2004 and no relief provisions in effect for such years applied, then we would fail to qualify as a real estate investment trust. If we failed to satisfy all of the above requirements for any taxable year beginning after October 22, 2004 and no relief provisions in effect for such years applied, then we could nevertheless qualify as a real estate investment trust if:

      o Such failures are due to reasonable cause and not due to willful neglect, and
      o We pay (in the manner prescribed by the Treasury Secretary in regulations) a penalty of $50,000 for each such failure.

      It is not possible to state whether we would be entitled to the benefit of the relief provisions in a particular circumstance. If such relief is not available, we would fail to qualify as a real estate investment trust.

      If we do fail to qualify as a real estate investment trust in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we did not qualify as a real estate investment trust, we would not be able to deduct amounts paid out to our stockholders. We would not be required to distribute any amounts to our stockholders in such taxable year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be characterized as dividends and would be taxable as ordinary income. Non-corporate stockholders, however, could qualify for a lower maximum tax rate on such dividends in most circumstances. Moreover, subject to certain limitations under the tax code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we would be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we ceased to qualify as a real estate investment trust. We cannot predict whether we would qualify for such statutory relief in a particular circumstance that might arise in the future.

                      Taxation of Taxable U.S. Stockholders

      As used herein, the term "taxable U.S. stockholder" means a stockholder that, for United States federal income tax purposes, is:

      o     A citizen or resident of the United States;
      o A corporation, partnership, or other entity created or organized in or under the laws of the United States or any state or political subdivision thereof;
      o An estate the income of which is includible in gross income for United States federal income tax purposes regardless of such estate's connection with the conduct of a trade or business within the United States; or

      o Any trust with respect to which (1) a United States court is able to exercise primary supervision over the administration of such trust, and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

      For any taxable year in which we qualify as a real estate investment trust, amounts distributed to taxable U.S. stockholders will be taxed as follows.

      Distributions Generally. Distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as a capital gain dividend) will be taken into account by such stockholder as ordinary income and will not, in the case of a corporate taxable U.S. stockholder, be eligible for the dividends received deduction. In addition, such dividends will not qualify for the lower maximum tax rate applicable to dividends received by non-corporate taxpayers except to the extent that they were attributable to income previously taxed to us. To the extent that we make a distribution with respect to our common stock that is in excess of our current or accumulated earnings and profits, the distribution will be treated by a taxable U.S. stockholder first as a tax-free return of capital, reducing the taxable U.S. stockholder's tax basis in our common stock, and any portion of the distribution in excess of the stockholder's tax basis in our common stock will then be treated as gain from the sale of such stock. Dividends that we declare in October, November, or December of any year payable to a taxable U.S. stockholder of record on a specified date in any such month shall be treated as both paid by us and received by stockholders on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Taxable U.S. stockholders may not include on their federal income tax returns any of our tax losses.

      Capital Gain Dividends. Dividends to taxable U.S. stockholders that properly are designated by us as capital gain dividends will be treated by such stockholders as long-term capital gain, to the extent that such dividends do not exceed our actual net capital gain, without regard to the period for which the taxable U.S. stockholders have held our common stock. Taxable U.S. stockholders that are corporations may be required, however, to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends received deduction for corporations.

      For taxable U.S. stockholders who are taxable at the rates applicable to individuals, we will classify portions of any capital gain dividend as either
(1) a "regular" capital gain dividend taxable to the taxable U.S. stockholder at a maximum rate of 15% (subject to applicable sunset provisions) or (2) an "unrecaptured Section 1250 gain" dividend taxable to the taxable U.S. stockholder at a maximum rate of 25%.

      Retained Capital Gains. We may elect to retain, rather than distribute, our net long-term capital gain received during the tax year. If we so elect, we will be required to pay tax on the retained amounts. To the extent designated in a notice to the taxable U.S. stockholders, the taxable U.S. stockholders will be required to include their proportionate shares of the undistributed net long-term capital gain so designated in their income for the tax year, but will be permitted a credit or refund, as the case may be, for their respective shares of any tax paid on such gains by us. In addition, each taxable U.S. stockholder will be entitled to increase the tax basis in his or her shares of our common stock by an amount equal to the amount of net long-term capital gain the taxable U.S. stockholder was required to include in income, reduced by the amount of any tax paid by us for which the taxable U.S. stockholder was entitled to receive a credit or refund.

      Passive Activity Loss and Investment Interest Limitations. Distributions, including deemed distributions of undistributed net long-term capital gain, from us and gain from the disposition of our common stock will not be treated as passive activity income, and therefore taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Distributions from us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment income limitation on deductibility of investment interest. However, dividends attributable to income that was subject to tax at our level as well as net capital gain from the disposition of our common stock or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income.

      Sale of FSP Common Stock. Upon the sale of our common stock, a taxable U.S. stockholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the stock sold. To the extent that our common stock is held as a capital asset by the taxable U.S. stockholder, the gain or loss will be a long-term capital gain or loss if the stock has been held for more than a year, and will be a short-term capital gain or loss if the stock has been held for a shorter period. In general, however, any loss upon a sale of our common stock by a taxable U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from us were required to be treated as long-term capital gain by that holder.

                       Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, collectively known as "exempt organizations", generally are exempt from federal income taxation. Exempt organizations are subject to tax, however, on their unrelated business taxable income, or "UBTI." UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions. While many investments in real estate generate UBTI, the Internal Revenue Service has issued a ruling that dividend distributions from a real estate investment trust to an exempt employee pension trust do not constitute UBTI, provided that the shares of the real estate investment trust are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisition of our common stock with debt, a portion of its income from us will constitute UBTI pursuant to the "debt-financed property" rules.

      In addition, in certain circumstances, a pension trust that owns more than 10% of our stock will be required to treat a percentage of the dividends paid by us as UBTI based upon the percentage of our income that would constitute UBTI to the stockholder if received directly by it. This rule applies to a pension trust holding more than 10% (by value) of our common stock only if (1) the percentage of income from us that is UBTI (determined as if we were a pension trust) is at least 5% and (2) we are treated as a "pension-held REIT." We do not expect to receive significant amounts of income that would be considered UBTI if received directly by a pension trust and do not expect to qualify as a "pension-held REIT."

                        Taxation of Non-U.S. Stockholders

      General. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign stockholders, collectively known as "non-U.S. stockholders", are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all non-U.S. stockholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING ANY REPORTING AND WITHHOLDING REQUIREMENTS.

      Ordinary Dividends - General. Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends (or deemed distributions of retained capital gains) will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Any portion of a distribution in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distribution does not exceed the adjusted basis of the stockholder in our common stock, but rather will reduce the adjusted basis of such stock. To the extent that the portion of the distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a non-U.S. stockholder for our common stock, such excess generally will be treated as gain from the sale or disposition of the stock and will be taxed as described below.

      Ordinary Dividends - Withholding. Dividends paid to non-U.S. stockholders may be subject to U.S. withholding tax. If an income tax treaty does not apply and the non-U.S. stockholder's investment in our common stock is not effectively connected with a trade or business conducted by the non-U.S. stockholder in the United States (or if a tax treaty does apply and the investment in our common stock is not attributable to a United States permanent establishment maintained by the non-U.S. stockholder), ordinary dividends (i.e., distributions out of current and accumulated earnings and profits) will be subject to a U.S. withholding tax at a 30% rate, or, if an income tax treaty applies, at a lower treaty rate. Because we generally cannot determine at the time that a distribution is made whether or not such a distribution will be in excess of earnings and profits, we intend to withhold on the gross amount of each distribution at the 30% rate (or lower treaty rate) (other than distributions subject to the 35% FIRPTA withholding rules described below). To receive a reduced treaty rate, a non-U.S. stockholder must furnish us or our paying agent with a duly completed Form W-8BEN (or authorized substitute form) certifying such holder's qualification for the reduced rate. Generally, a non-U.S. stockholder will be entitled to a refund from the Internal Revenue Service to the extent the amount withheld by us from a distribution exceeds the amount of United States tax owed by such stockholder.

      In the case of a non-U.S. stockholder that is a partnership or a trust, the withholding rules for a distribution to such a partnership or trust will be dependent on numerous factors, including (1) the classification of the type of partnership or trust, (2) the status of the partner or beneficiary, and (3) the activities of the partnership or trust. Non-U.S. stockholders that are partnerships or trusts are urged to consult their tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

      If an income tax treaty does not apply, ordinary dividends that are effectively connected with the conduct of a trade or business within the U.S. by a non-U.S. stockholder (and, if a tax treaty applies, ordinary dividends that are attributable to a United States permanent establishment maintained by the non-U.S. stockholder) are exempt from U.S. withholding tax. In order to claim such exemption, a non-U.S. stockholder must provide us or our paying agent with a duly completed Form 4224 or Form W-8ECI (or authorized substitute form) certifying such holder's exemption. However, ordinary dividends exempt from U.S. withholding tax because they are effectively connected or are attributable to a United States permanent establishment maintained by the non-U.S. stockholder generally are subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of non-U.S. stockholders that are corporations, any effectively connected ordinary dividends or ordinary dividends attributable to a United States permanent establishment maintained by the non-U.S. stockholder may, in certain circumstances, be subject to branch profits tax at a 30% rate, or at such lower rate as may be provided in an applicable income tax treaty.

      Capital Gain Dividends - General. For any year in which we qualify as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, also known as "FIRPTA". Under FIRPTA, except as described below, distributions attributable to gain from sales of United States real property are taxed to a non-U.S. stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. stockholders thus would be taxed at the regular capital gain rates applicable to taxable U.S. stockholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder not otherwise entitled to treaty relief or exemption.

      Pursuant to the 2004 Tax Act, for taxable years beginning after October 22, 2004, a distribution attributable to gain from sales of United States real property is not treated as effectively connected with a United States trade or business provided that (1) the distribution is received with respect to stock that is publicly traded on an established securities market in the United States and (2) the non-U.S. stockholder does not own more than five percent of the stock at any time during the taxable year in which the distribution is received. If these requirements are satisfied, the distribution is treated in the manner described above for ordinary dividends rather than being treated as a capital gain dividend, and the distribution is not subject to the branch profits tax.

      Capital Gain Dividends - Withholding. Under FIRPTA, we are required to withhold 35% (or a lower rate set forth in the regulations) of any distribution to a non-U.S. stockholder that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Moreover, if we designate previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding. If a distribution is treated as an ordinary dividend rather than a capital gain dividend pursuant to the terms of the 2004 Tax Act, the FIRPTA withholding rules would not apply, however the withholding rules applicable to ordinary dividends, described above, would apply.

      Sale of Our Common Stock. A non-U.S stockholder generally will not be subject to United States federal income tax under FIRPTA with respect to gain recognized upon a sale of our common stock, provided that we are a "domestically-controlled REIT." A domestically-controlled REIT generally is defined as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although currently it is anticipated that we will be a domestically-controlled REIT, and, therefore, that the sale of our common stock will not be subject to taxation under FIRPTA, there can be no assurance that we will, at all relevant times, be a domestically-controlled REIT. If the gain on the sale of our common stock were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as taxable U.S. stockholders with respect to such gain (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a purchaser of our common stock from a non-U.S. stockholder subject to taxation under FIRPTA generally would be required to deduct and withhold a tax equal to 10% of the amount realized by a non-U.S. stockholder on the disposition. Any amount withheld would be creditable against the non-U.S. stockholder's FIRPTA tax liability.

      Even if gain recognized by a non-U.S. stockholder upon the sale of our common stock is not subject to FIRPTA, such gain generally will subject such stockholder to U.S. tax if:

      o An income tax treaty does not apply and the gain is effectively connected with a trade or business conducted by the non-U.S. stockholder in the United States (or, if an income tax treaty applies and the gain is attributable to a United States permanent establishment maintained by the non-U.S. stockholder), in which case, unless an applicable treaty provides otherwise, a non-U.S. stockholder will be taxed on his or her net gain from the sale at regular graduated U.S. federal income tax rates. In the case of a non-U.S. stockholder that is a corporation, such stockholder may be subject to a branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and the stockholder demonstrates its qualification for such rate; or
      o The non-U.S. stockholder is a nonresident alien individual who holds our common stock as a capital asset and was present in the United States for 183 days or more during the taxable year (as determined under the tax code) and certain other conditions apply, in which case the non-U.S. stockholder will be subject to a 30% tax on capital gains.

      Estate Tax Considerations. The value of our common stock owned, or treated as owned, by a non-U.S. stockholder who is a nonresident alien individual at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes, unless otherwise provided in an applicable estate tax treaty.

                  Information Reporting and Backup Withholding

      We are required to report to our stockholders and to the Internal Revenue Service the amount of distributions paid during each tax year, and the amount of tax withheld, if any. These requirements apply even if withholding was not required with respect to payments made to a stockholder. In the case of non-U.S. stockholders, the information reported may also be made available to the tax authorities of the non-U.S. stockholder's country of residence, if an applicable income tax treaty so provides.

      Backup withholding generally may be imposed on certain payments to a stockholder unless the stockholder (1) furnishes certain information, or (2) is otherwise exempt from backup withholding.

      A stockholder who does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

      Stockholders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a distribution to a stockholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

      In general, backup withholding and information reporting will not apply to a payment of the proceeds of the sale of our common stock by a non-U.S. stockholder by or through a foreign office of a foreign broker effected outside of the United States; provided, however, that foreign brokers having certain connections with the United States may be obligated to comply with the backup withholding and information reporting rules. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our common stock by foreign offices of certain brokers, including foreign offices of a broker that:

      o     is a United States person;
      o derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or
      o is a "controlled foreign corporation" for United States tax purposes.

      Information reporting will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain conditions are met, or the non-U.S. stockholder otherwise establishes an exemption.

      Payment to or through a United States office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the stockholder certifies in the manner required that he or she is a non-U.S. stockholder and satisfies certain other qualifications under penalties of perjury or otherwise establishes an exemption.

                               State and Local Tax

      The discussion herein concerns only the United States federal income tax treatment likely to be accorded to us and our stockholders. No consideration has been given to the state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal treatment described above. As a result, a stockholder should consult his or her own tax advisor regarding the specific state and local tax consequences of the ownership and disposition of our common stock.

                                  LEGAL MATTERS

      The validity of the shares of common stock covered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain attorneys at Wilmer Cutler Pickering Hale and Dorr LLP own an aggregate of approximately 725,162 shares of our common stock as of the date of this prospectus.

                                     EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The financial statements of FSP Willow Bend Office Center Corp., FSP Innsbrook Corp., FSP 380 Interlocken Corp., FSP Blue Lagoon Drive Corp. and FSP Eldridge Green Corp. for the years ended December 31, 2005, incorporated by reference into this prospectus have been audited by Braver PC, as stated in their report incorporated by reference into this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ________________________


                        FRANKLIN STREET PROPERTIES CORP.

                                  Common Stock


                                  May 23, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses expected to be incurred by FSP Corp. in connection with the registration and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated. The selling stockholders will not be responsible for any such expenses.

                                                                     Amount
                                                                   ----------
Securities and Exchange Commission registration fee .......        $        *
Legal fees and expenses ...................................            29,000
Accounting fees and expenses ..............................            10,000
Miscellaneous expenses.....................................             5,000
                                                                   ===========
          Total ...........................................        $   44,000

*Deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933.

Item 15. Indemnification of Directors and Officers.

      Our Articles of Incorporation require us to indemnify our directors, officers, employees, agents and other persons acting on behalf of or at our request to the fullest extent permitted from time to time by Maryland law. The General Corporation Law of the State of Maryland permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. We will indemnify our directors, officers and certain other parties who have been successful, on the merits or otherwise, in the defense of any proceeding to which they were made a party by reason of their service to us or at our request against reasonable expenses incurred in connection with the proceeding or any claim, issue or matter in a proceeding in which the party was successful. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received.

      Our Articles of Incorporation contain a provision eliminating the personal liability of a director or officer to us or our stockholders for monetary damages to the fullest extent permitted by Maryland law. The General Corporation Law of the State of Maryland permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that a judgment or other final adjudication is entered adverse to the director or officer in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberative dishonesty and was material to the cause of action adjudicated in the proceeding or (ii) to the extent it is proved that the director or officer actually received an improper benefit or profit in money, property or services. This provision of the General Corporation Law of the State of Maryland does not limit our ability or our stockholders' ability to obtain other relief, such as an injunction or rescission.

Item 16. Exhibits.

The following exhibits are filed with this registration statement.

Exhibit
Number       Description
------       -----------

4.1          Articles of Incorporation of Franklin Street Properties Corp.
             (incorporated herein by reference to the Registrant's Form 8-A, filed with the SEC on April 5, 2005 (File No. 001-32470)).

4.2 Restated Bylaws of Franklin Street Properties Corp. (incorporated herein by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on May 15, 2006 (File No. 001-32470)).

4.3 Form of common stock certificate (incorporated herein by reference to the Registrant's Registration Statement on Form S-4, filed with the SEC on September 2, 2004 (File No. 333-118748)).

5.1          Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

8.1 Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters.

23.1 Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).

23.2 Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 8.1).

23.3         Consent of Ernst & Young LLP.

23.4         Consent of Braver PC.

24.1         Powers of Attorney (included on page II-5).



ITEM 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Wakefield, Commonwealth of Massachusetts, on the 23rd, day of May, 2006.

                                 FRANKLIN STREET PROPERTIES CORP.

                                 By: /s/ George J. Carter
                                     ----------------------------------------
                                     George J. Carter
                                     President and Chief Executive Officer

                                POWER OF ATTORNEY

      Each of the undersigned officers and directors of Franklin Street Properties Corp. hereby severally constitutes and appoints George J. Carter and Barbara J. Fournier, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement to which this Power of Attorney is attached, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, or either of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                      Title                               Date
---------                      -----                               ----

/s/ George J. Carter           President, Chief Executive          May 23, 2006
---------------------------    Officer and Director
George J. Carter               (Principal Executive Officer)

/s/ Barbara J. Fournier        Vice President, Chief Operating     May 23, 2006
---------------------------    Officer, Secretary, Treasurer and
Barbara J. Fournier            Director

/s/ John Demeritt              Senior Vice President and Chief     May 23, 2006
---------------------------    Financial Officer (Principal
John Demeritt                  Financial Officer and Principal
                               Accounting Officer)

/s/ John Burke                 Director                            May 23, 2006
---------------------------
John Burke

/s/ Dennis J. McGillicuddy     Director                            May 23, 2006
---------------------------
Dennis J. McGillicuddy

/s/ Georgia Murray             Director                            May 23, 2006
---------------------------
Georgia Murray

/s/ Janet P. Notopoulos        Director                            May 23, 2006
---------------------------
Janet P. Notopoulos

                                  EXHIBIT INDEX

Exhibit
Number       Description
------       -----------

4.1          Articles of Incorporation of Franklin Street Properties Corp.
             (incorporated herein by reference to the Registrant's Form 8-A, filed with the SEC on April 5, 2005 (File No. 001-32470)).

4.2 Restated Bylaws of Franklin Street Properties Corp. (incorporated herein by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on May 15, 2006 (File No. 001-32470)).

4.3 Form of common stock certificate (incorporated herein by reference to the Registrant's Registration Statement on Form S-4, filed with the SEC on September 2, 2004 (File No. 333-118748)).

5.1*         Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

8.1* Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters.

23.1* Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).

23.2* Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 8.1).

23.3*        Consent of Ernst & Young LLP.

23.4*        Consent of Braver PC.

24.1*        Powers of Attorney (included on page II-5).

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* Filed herewith.